Exhibit 99.B(p)(41)

As of January 1, 2024

PanAgora Asset Management, Inc.

Code of Ethics

Table of Contents

Introduction	2

Compliance with Ethical Standards and Applicable Law	2

Conflicts of Interest	3

Confidentiality	4

Personal Trading	4

Insider Trading	4

Service on Boards Not Related to a PanAgora Investment	5

Outside Business of PanAgora Individuals	5

Business of Family of PanAgora Individuals	5

Gifts & Entertainment	5

Accommodation-Type Transactions	5

Political Contribution Policy	6

Questions	6

EXHIBITS:

Exhibit 1: Code of Ethics Acknowledgement
Exhibit 2: PanAgora Whistleblower Policy
Exhibit 3: PanAgora Personal Trading Policy
Exhibit 4: PanAgora Insider Trading Policy
Exhibit 5: PanAgora Gifts & Entertainment Policy
Exhibit 6: PanAgora Political Contribution Policy

Introduction

PanAgora’s Board of Directors and Audit and Compliance Committee has delegated responsibility for the implementation and oversight of the firm’s Code of Ethics to the Code of Ethics Oversight Committee, which is chaired by PanAgora’s CEO, Eric Sorensen. Day-to-day responsibility for maintenance and oversight of this Code of Ethics rests with PanAgora’s Chief Compliance Officer (“CCO”), Marc Volpe.

This Code of Ethics may be revised at any time in PanAgora's sole discretion to reflect developments in relevant laws, approaches to questions of interpretation, and the application of practical experience, as well as new policies of PanAgora. This Code is intended to provide guidance to employees and certain consultants of PanAgora (each a "PanAgora Individual") regarding PanAgora's practices, standards and applicable legal standards. This Code of Ethics is not intended to alter perceptions of the legal standards that would otherwise exist in the absence of this Code.

This Code is to be distributed to all PanAgora Individuals when they join PanAgora, and annually thereafter, and additionally upon any amendment to the Code. Each PanAgora Individual shall submit to the CCO promptly after receipt of this Code (or any amendments thereto) an executed copy of the Code of Ethics Acknowledgement attached hereto (or similar acknowledgement provided via PanAgora’s Code of Ethics reporting system) as Exhibit 1 indicating that the PanAgora Individual has read and understood the Code.

While PanAgora actively monitors the investment activity and personal trades of PanAgora Individuals, it is the responsibility of PanAgora Individuals to ensure that they are not in real or apparent conflict with any applicable laws, this Code or any PanAgora policy. The CCO, together with the Code of Ethics Oversight Committee, is responsible for dealing with alleged violations. Ignorance of this Code, other PanAgora policies and/or applicable laws is not a valid reason for violation of these standards and will not protect those governed by it from the negative consequences of any such violations. If a PanAgora Individual is unsure about any aspect of any conduct (including, for example, the execution of transactions) whether for PanAgora, its clients or for himself or herself, he or she should ask the CCO for advice. If a PanAgora Individual is still uncertain, he or she must refrain from acting. PanAgora will discipline those PanAgora Individuals who violate this Code, other company policies or applicable laws.

Compliance with Ethical Standards and Applicable Law

Standards of Conduct

The operating principles of PanAgora require both personal and professional integrity. PanAgora Individuals are expected to professionally conduct all business activities in accordance with PanAgora policies and procedures, applicable law, and the highest ethical standards.

All PanAgora Individuals, however, not only must conform their conduct to applicable policies, laws and standards, but also must come forward when violations or irregularities that could jeopardize the integrity of PanAgora are observed.

Reporting, Review and Investigation

All PanAgora Individuals who have concerns about possible breaches of ethics or relevant laws, or of any PanAgora policy governing compliance with ethics or relevant laws (or who have suggestions for improving this Code), should bring the matter promptly to the attention of the COO, the CCO, the CEO, or the General Counsel (“GC”). This includes possible breaches learned through direct observation as well as those learned through the report of another PanAgora Individual

All reports of breaches of ethics, applicable laws, or any PanAgora policy will be subjected to review, and where appropriate, investigations will be conducted by the PanAgora Code of Ethics Oversight Committee.

Upon completion of any such investigation, the Code of Ethics Oversight Committee or a member or members thereof, will meet individually with PanAgora Individuals making the reports, as well as the PanAgora Individuals against whom the reports are made, to review the results of the investigations, and where actions are determined to be appropriate, to inform the parties of the steps that will be taken to address the situation. PanAgora will generally release information arising out of reports made under this Code, and any resulting investigations, only on a need-to-know basis. All PanAgora Individuals should be aware, however, that information will likely be shared among the Code of Ethics Oversight Committee, the CCO and relevant personnel in order for effective investigations to be conducted.

It is a violation of this Code for any PanAgora Individual to be subject to retaliation for reporting, truthfully and in good faith, violations of ethics or relevant laws or breaches of any PanAgora policies regarding compliance with ethical standards or relevant laws, or for cooperating with investigations under this Code. All who engage in such retaliatory actions will be subject to disciplinary action, which may include termination of employment or association with PanAgora. In connection with the foregoing, all PanAgora employees are subject to the terms of PanAgora’s Whistleblower Policy, attached hereto as Exhibit 2.

Conflicts Of Interest

As a condition of employment or any consulting arrangement, as applicable, PanAgora Individuals at all times shall act in a manner consistent with their fiduciary responsibilities to PanAgora and its clients and shall exercise care that no detriment results to PanAgora or any clients thereof from conflicts between PanAgora Individual interests and those of PanAgora or its clients. All PanAgora Individuals, at all times, shall also seek to avoid the appearance of conflicts of interest.

For purposes of this statement, PanAgora Individuals are considered to have conflicts of interest when they, or any of their Family or Associates (each as defined below), either:

1.	have, to the knowledge of the PanAgora Individual, an existing or potential financial or other interest which impairs their independence of judgment in the discharge of responsibilities to PanAgora or its clients; or

2.	may, to the knowledge of the PanAgora Individual, receive a material financial or other benefit (other than the official compensation and benefits afforded to PanAgora Individuals) from knowledge of confidential, proprietary, or material nonpublic information (please see PanAgora Insider Trading Policy, attached as Exhibit 3, for more information on what constitutes material nonpublic information).

The "Family" of a PanAgora Individual includes spouses, parents, siblings, children, and, if living in the same household, other relatives. "Associate(s)" of a PanAgora Individual includes any person, trust, organization or enterprise of, in or with which such PanAgora Individual or any of their Family:

a)	is a director, officer, employee, member, partner or trustee; or

b)	has a financial interest that represents five percent or more of their assets or any interest that enables them, acting alone or in conjunction with others, to exercise control or to influence policy significantly; or

c)	has any other association that could cause them to wish to benefit such person.

All PanAgora Individuals are responsible for promptly reporting any conflicts of interest, or potential conflicts of interest, to the CCO.

Confidentiality

All PanAgora Individuals must sign upon commencement of their employment or consulting arrangement with PanAgora a letter agreement confirming that they will not at any time disclose to any unauthorized person or otherwise use any Confidential Information for any reason other than the business of PanAgora and its affiliates or as required by law. "Confidential Information" means any and all information of PanAgora and its affiliates that is not generally available to the public, and as more particularly defined in each PanAgora Individual’s Confidentiality Agreement.

Personal Trading

All PanAgora Individuals shall act in accordance with the PanAgora Personal Trading Policy attached hereto as Exhibit 3.

Insider Trading

All PanAgora Individuals shall act in accordance with the PanAgora Insider Trading Policy attached hereto as Exhibit 4.

Service On Boards Not Related To A PanAgora Investment

PanAgora Individuals may serve on boards of directors, boards of trustees, investment committees or other similar decision-making bodies of entities that are not investments of PanAgora only where there is no real or apparent conflict with PanAgora or any of the clients or funds managed by PanAgora. PanAgora Individuals are encouraged to provide non-compensated service to charitable organizations. However, such service must not materially interfere with the PanAgora Individual's responsibilities to PanAgora and must comply with the provisions of this Code of Ethics, including, but not limited to, the PanAgora Political Contribution Policy (attached hereto as Exhibit 6).

Every PanAgora Individual must notify the CCO of his or her membership on any board of directors, board of trustees, investment committee or other similar decision-making body of an entity.

If at any time subsequent to accepting these roles, the possibility of a conflict develops, they should immediately be reported to the CCO. PanAgora may require that PanAgora Individuals resign from such positions if they are determined by the CCO to be in conflict, or to have the appearance of a conflict, with PanAgora's or its clients' interests. All compensation received from serving as board members or similar functions must be reported to the CCO.

Outside Business of PanAgora Individuals

PanAgora Individuals (with the exception of consultants) may not, without prior written approval of the CCO (or relevant department head), conduct any outside business or other remunerative activities during their employment or consultancy with PanAgora, other than investing for their own or related accounts.

All such outside business activity must be disclosed by PanAgora Individuals in the Initial Holdings Report and Annual Holdings Report submitted pursuant to the PanAgora Personal Trading Policy, and from time to time each time a PanAgora Individual proposes to engage in an outside business.

Business of Family of PanAgora Individuals

All PanAgora Individuals shall provide, upon request, information as to the employment of their Family.

Gifts & Entertainment

All PanAgora Individuals must act in accordance with the PanAgora Gifts & Entertainment Policy attached hereto as Exhibit 5.

Accommodation-Type Transactions

As a condition of employment or consultancy, as applicable, PanAgora Individuals shall not engage, whether for their own accounts or on the account of PanAgora, in accommodation-type transactions designed to help third parties violate applicable laws, including tax regulations. PanAgora Individuals who suspect that they have received proposals for inappropriate accommodation-type transactions should report the situation to the CCO.

Political Contributions

All PanAgora Individuals to whom the PanAgora Political Contribution Policy (attached hereto as Exhibit 6) applies must act in accordance therewith.

Questions

Questions and reporting under this Code should be directed to the CCO.

Exhibit 1

Acknowledgement

I, the undersigned employee of, or consultant to PanAgora Asset Management, Inc. ("PanAgora"), hereby certify that I have read and understood PanAgora's Code of Ethics dated as of January 1, 2024 and that I will conduct myself and my activities in accordance and compliance with the requirements and standards described therein.

I understand and acknowledge that PanAgora may take disciplinary action, including suspending or terminating me from PanAgora for failure to comply with the policies set forth in the above-referenced Code of Ethics.

Signature

Please print name

Date

Exhibit 2

As of January 1, 2024

PanAgora Asset Management, Inc.
(“PanAgora”)

Whistleblower Policy

PanAgora is committed to maintaining the highest business and personal ethical standards as well as to complying with all applicable securities laws, the Commodities Exchange Act (the “CEA”), and the regulations thereunder. Ethical business behavior is expected of every Person working at PanAgora whether an employee or independent contractor (each, a “PanAgora Person”). A “Whistleblower” is defined as a person who works at PanAgora and who submits to PanAgora or to the U.S. Securities Exchange Commission (“SEC”) or Commodity Futures Trading Commission (“CFTC”), a lawful complaint or allegation of misconduct under, or a violation of, applicable securities laws or the CEA that has occurred, is ongoing, or is about to occur.

The objective of this Whistleblower Policy is to encourage and provide a process for PanAgora Persons to lawfully report without fear of retaliation any knowledge or concerns about misconduct under, or violations of, applicable securities laws or the CEA by a PanAgora Person that have occurred, are ongoing, or about to occur. PanAgora Persons may also report such matters directly to the CFTC or the SEC. With respect to the subject matter hereof, in the event of any conflict between this Whistleblower Policy and the confidentiality agreements signed by all PanAgora Persons (the “NDA's”), the confidentiality provisions of PanAgora's fund investment documents, or any similar PanAgora documents, the terms of this Whistleblower Policy shall govern. For clarity, nothing in the NDA's prohibit PanAgora Persons from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Department of Justice, U.S. SEC, the CFTC, the U.S. Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. PanAgora Persons do not need the prior authorization of PanAgora to make any such reports or disclosures and are not required to notify PanAgora that they have made such reports or disclosures.

The process for filing a formal complaint under this Policy at PanAgora is set forth below.

Reporting/Filing a Whistleblower Complaint at PanAgora

A PanAgora Person with concerns about misconduct or violations of the law at PanAgora shall report such matters to the Chief Compliance Officer (the “CCO”) or to PanAgora’s Code of Ethics Oversight Committee. They may be, but need not be, made anonymously. It may also be, but is not required to be, submitted on a confidential basis. In the case of confidential submissions, PanAgora will make commercially reasonable efforts to protect the complainant’s identity, and all reports will be kept confidential, to the extent possible, consistent with the need to conduct a thorough and effective investigation to comply with applicable law and to participate in relevant investigative, administrative or judicial proceedings.

Ethics Line

PanAgora has access to a formal Ethics Line as an additional mechanism for an Employee to report an impropriety or conduct that is not in line with the company’s value system. The Ethics Line is authorized to receive complaints or questions confidentially about alleged acts, omissions, improprieties, and broader systemic problems within the organization. The Ethics Line is available on an anonymous basis by calling 1-888-475-4210 or via the following url:

https://secure.ethicspoint.com/domain/media/en/gui/49934

Reporting/Filing a Whistleblower Complaint with the SEC or the CFTC

As noted above, a PanAgora Person with concerns about misconduct or violations of law at PanAgora may also report such matters directly to the SEC or the CFTC in accordance with applicable securities laws or the CEA.

Acting Lawfully

Whistleblowers shall act lawfully and shall not make false or misleading accusations when reporting any misconduct or violation pursuant to this Policy. Any PanAgora Person who knowingly and willfully makes any false, fictitious, or fraudulent statement or representation or uses any false writing or document knowing the writing or document contains any false, or fraudulent statement or entry, will not be protected by this Policy and may be subject to disciplinary action, up to and including termination of such PanAgora Person’s position at PanAgora.

Review and Investigation

The CCO shall bring any matters reported under this policy to the immediate attention of the Code of Ethics Oversight Committee, who is responsible for the oversight, receipt, review, investigation, resolution and retention of all matters reported to PanAgora pursuant to this Policy. PanAgora may retain independent legal counsel, accountants, external auditors, and/or other professional advisors and may involve one or more PanAgora Persons, all in an effort to assist in and/or conduct the investigations and the analysis of the results of the investigations.

Upon receipt of a lawful complaint under this Policy, the Code of Ethics Oversight Committee will conduct an initial review and assessment of the complaint in a timely manner. Upon completion of the initial assessment, it will be determined what the scope of the investigation will be. Depending on the nature of the complaint made, the investigation will be monitored by the Code of Ethics Oversight Committee and such other PanAgora Persons and/or professional advisors as deemed necessary.

No Retaliation

PanAgora shall not retaliate or tolerate retaliation, whether direct or indirect, by any PanAgora Person against any PanAgora Person or group of PanAgora Persons who lawfully make(s) a Whistleblower complaint to, or provides assistance in connection with the investigation of, a Whistleblower complaint to PanAgora or the SEC or the CFTC.

No PanAgora Person shall suffer retaliatory consequences as a result of a lawful Whistleblower complaint. Retaliatory consequences are defined as discharge, demotion, suspension, threats, harassment, directly or indirectly, or discrimination in any other manner, as a result of a lawful act done by the Whistleblower.

Any PanAgora Person who retaliates against a PanAgora Person (or group of PanAgora Persons) who has lawfully submitted a Whistleblower complaint pursuant to this Policy, shall be subject to disciplinary action, up to and including termination of employment or association with PanAgora.

This Policy is intended solely for the use of PanAgora in the management of its business and operations in compliance with applicable law. It is not intended to, and shall not under any circumstances, create any right or expectation in or on the part of any person, including without limitation any client or any interest holder in any client.

Exhibit 3

As of January 1, 2024

PANAGORA ASSET MANAGEMENT, INC.

(“PANAGORA”)

PERSONAL TRADING POLICY

All PanAgora employees and certain other persons, included related persons (as set forth below) or consultants (each, an “Access Person”), whether working at PanAgora’s premises or elsewhere, are subject to this Personal Trading Policy (the “Policy”). This Policy limits employees’ personal securities transactions to guard against situations that could create an actual or apparent conflict of interest or facilitate the misuse of PanAgora’s confidential information. As a result, the personal securities transactions of all PanAgora employees must comply with the Pre-Clearance Requirements and Reporting Requirements described below. The requirements of this Policy apply to the purchase or sale of securities within an Access Person’s personal account or an account as to which the Access Person has a beneficial ownership.1

This Policy also applies to transactions by or on behalf of the employee’s related persons, which include immediate family members (i.e., children, siblings, parents) residing in the same household and transactions executed in accounts over which the employee has sufficient influence to cause a transaction to be executed (i.e., trusts, investment clubs, etc.). Such individuals shall be included in the definition of Access Person as used in this Policy. While PanAgora will monitor the investment activity and personal trades of individual employees, it is ultimately the responsibility of each employee to ensure that he/she complies with this Policy.

Policy Management Tool

In order to facilitate implementation of this Policy and streamline the collection of required information, PanAgora has implemented the FIS Employee Compliance Manager (formerly Protegent Personal Trading Assistant, referred to hereafter as “ECM”). ECM can be accessed via a browser at the following url: https://panagora.okta.com/

Pre-Clearance Requirements

No PanAgora Access Person may purchase or sell a security in which he or she has Beneficial Ownership (as defined within this Policy) unless such transaction has been pre-cleared by the CCO or his or her designee. Personal trading requests of the CCO must be pre-cleared by a separate member of PanAgora’s Code of Ethics Committee. All pre-clearance requests must be submitted to PanAgora using the ECM system. Requests will be approved or denied within 24 hours of receipt by the CCO or his or her designee. A pre-clearance is valid only for the day it is obtained; however, trades in securities listed on Asian or European stock exchanges, however, may be executed within one business day after pre-clearance is obtained. Pre-clearance is required for transactions involving all securities other than transactions involving the following (although reporting is required for the categories marked with an asterisk*):

1 “Beneficial ownership” includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest in an account.

Exhibit 3

As of January 1, 2024

•	Money market instruments and open-end mutual funds (*reporting is only required for open-end mutual funds advised or sub-advised by PanAgora);
•	Broad-Based[2] exchange traded funds or exchange-traded notes*;
•	Transactions involving foreign currencies;
•	Options contracts or futures contracts that reference a Broad-Based index;
•	Direct obligations of the Government of the United States (i.e. U.S. Treasury bonds, notes and EE savings bonds);
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
•	Cryptocurrencies (*reporting may be required as described in the “Cryptocurrencies” section); and
•	Any security purchased in an account over which the Access Person does not have discretion, so long as the conditions indicated in the “Discretionary Brokerage Arrangements” section*.

All securities not specifically exempted in the section above require pre-clearance and reporting under this Policy. This includes, but is not limited to, the following:

•	Any type or class of equity or debt security, including corporate bonds and municipal bonds;
•	Any rights relating to a security, such as warrants and convertible securities;
•	Closed-end mutual funds;
•	Exchange traded funds or exchange-traded notes that are not Broad-Based;
•	Commodity derivatives, including commodity futures contracts; and
•	Any security purchased through a private placement, including in a company, limited liability company, partnership or limited partnership.

Throughout this Policy, securities that are designated above as either (i) subject to pre-clearance or (ii) not subject to pre-clearance but for which reporting is required shall be referred to as “Reportable Securities”

PanAgora Pre-Clearance Approval Considerations

All requests for pre-clearance are reviewed by a member of PanAgora’s compliance department. Requests will be reviewed to determine whether: (i) any orders to purchase or sell such security in a client account have been entered into PanAgora’s order management system or is on PanAgora’s Considered List3, and (ii) the security is on PanAgora’s restricted list4. If any of the immediately preceding conditions is satisfied, or if the transaction would violate any of the Special Trading Rules specified below, the request will generally be denied, unless the Large/Mid-Cap Exemption is satisfied. Please note that the rules/exemptions spelled out below apply separately to PanAgora Access Persons who are Investment Professionals and those that are not. The term “Investment Professional” shall refer to any PanAgora employee who serves in an analyst, portfolio manager, director, or Chief Investment Officer role and has a direct or indirect reporting relationship to a Chief Investment Officer.

2 Broad-Based funds shall include those funds that contain exposure to no fewer than 10 underlying issuers. All other funds shall be subject to pre-clearance.

3 The Considered List is a systematically generated list of securities that have a high near-term probability of being transacted in a PanAgora client portfolio.

4 PanAgora’s Code of Ethics restricted list shall include stock of Power Corporation of Canada, Power Financial Corporation, and Great-West Lifeco Inc., as well as any other securities as determined by the CCO from time to time.

Exhibit 3

As of January 1, 2024

Large/Mid-Cap Exemption

If a Security seeking to be traded is in the process of being traded in a client account, or is on PanAgora’s Considered List, and has a market capitalization (defined as outstanding shares multiplied by current price per share) of: (i) at least $2 billion if the Access Person seeking preclearance is not an Investment Professional, or (ii) at least $10 billion if the Access Person seeking pre-clearance is an Investment Professional, the Access Person will generally be approved to purchase or sell up to 1,000 shares of the security. An Investment Professional may only be allowed to utilize this exemption once per security over a 30-day period. For a fixed income security, the Large/Mid-Cap Exemption will generally allow the purchase of up to $100,000 principal amount over any consecutive 30-day period.

Special Trading Rules

The following Special Trading Rules shall apply to all Access Person transactions subject to preclearance (rules that only apply to Investment Professionals are designated with an asterisk):

60-Day Short Term Rule - Access Persons may not sell a security at a profit within 60 days of purchase or buy a security at a price below that which the same security was sold within a period of 60 days.

Excessive Trading Rule – In order to discourage excessive personal trading by PanAgora Access Persons, this Policy prohibits Access Persons from entering into more than 10 transactions in securities subject to pre-clearance in any given quarter. Excessive trading within PanAgora sub-advised open-end mutual funds is also prohibited. This rule applies to all trades in all accounts by an individual Access Person, in aggregate, including transactions made by any of the Access Person’s family members that are subject to this Policy. For the purpose of calculating the number of trades in any quarter, trading the same security in the same direction (buy or sell) over a period of five business days will be counted as one transaction.

7-Day Rule* - Before any Investment Professional places an order to buy a Security for any PanAgora client portfolio that is managed by that Investment Professional’s team, he or she must sell that security or related derivative security if he or she has purchased it in a personal account within the preceding seven calendar days. This rule does not apply to transactions that are eligible for the Large/Mid-Cap Exemption.

Blackout Rule* - No Investment Professional shall: (i) sell any security or related derivative security until seven calendar days have elapsed since the most recent purchase of that Security or related derivative Security by any PanAgora client portfolio managed by that Investment Professional’s team; or (ii) purchase any security or related derivative security until seven calendar days have elapsed since the most recent sale of that security or related derivative security from any PanAgora Client portfolio managed by that Investment Professional’s team. This rule does not apply to transactions that are eligible for the Large/Mid-Cap Exemption.

Exhibit 3

As of January 1, 2024

Contra Trading Rule* - Unless the transaction is eligible for the Large/Mid-Cap Exemption, no Investment Professional shall, without prior approval, sell a security held in any PanAgora client portfolio that is managed by that Investment Professional’s team. Exceptions to this rule are available with the advanced written approval of the CIO of that Investment Professional’s team as well as the CCO.

Reporting Requirements

In order to ensure that PanAgora can effectively monitor Access Person trading under this Policy, Access Persons must, within 10 days of commencing employment at PanAgora, provide via ECM, the following information (such information, the “Initial Holdings Report5”):

•	A list of firms/brokerage accounts through which the Access Person holds, or has the ability to hold, securities, including Reportable Securities;
•	A list of the holdings of Reportable Securities contained within the accounts listed above; and
•	A list of all securities governed by the policy not held in the brokerage accounts reported above (i.e. investments in hedge funds, private equity funds, private placements, etc).

At the time the Initial Holdings Report is delivered to the CCO, the Access Person must also provide PanAgora with access to account information for all brokerage accounts included in the Initial Holdings Report via ECM electronic data feed6. The Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person becomes subject to this Policy (i.e. the person becomes an “Access Person” as defined in Rule 204A-1). PanAgora reserves the right to require that any brokerage accounts opened by an Access Person after joining PanAgora be with a brokerage firm that has the ability to deliver information to PanAgora via electronic data feed to ECM.

Annual Reporting

Annually, within 15 days of the end of the calendar year, all Access Persons must complete a holdings certification through ECM. The information in the certification must contain the same information that is in the Initial Holdings Report (described above) and must be current as of no more than 45 days prior to the date of provision, generally as of December 31.

5 The Initial Holdings Report must contain the following information in order to comply with Rule 204A-1 of the Advisers Act: (i) The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership; (ii) The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and (iii) The date the access person submits the report.

6 For accounts held with brokers where a ECM electronic feed is not available, the Access Person must arrange to have duplicate copies of account statements sent directly to PanAgora.

Exhibit 3

As of January 1, 2024

Quarterly Reporting

Within 30 days of the end of each calendar quarter, all Access Persons must complete a certification through ECM which reports all transactions involving Reportable Securities7. Any private securities transactions (which may need to be manually entered into ECM) must also be included on the certification. If no securities transactions were conducted during the relevant quarter, a certification must be completed stating this fact.

Discretionary Brokerage Arrangements

A transaction does not need to be pre-cleared if it takes place in an account over which the Access Person does not have discretion. Accounts that will be considered for this exclusion are only those for which the Access Person’s broker or investment advisor has complete discretion (a “Discretionary Account”) and the following conditions are met: (i) the Access Person certifies annually in writing that he or she has no direct or indirect influence over the transactions in the Discretionary Account and is not aware of the transactions in the Discretionary Account prior to their execution; and (ii) holdings and transactions in the Discretionary Account are included in the Access Person’s quarterly and annual certifications described elsewhere in this Policy.

Cryptocurrencies

Any PanAgora Access Person who holds or wishes to purchase, acquire or sell any asset that is issued and transferred using distributed ledger or blockchain technology, including, but not limited to, virtual currencies, cryptocurrencies, digital “coins” or “tokens” (“Digital Assets”), should consult with the CCO as to whether such Digital Asset would be considered a security for purposes of this policy. A Digital Asset is likely to be considered a security if it is offered and sold as an investment contract. The CCO utilizes the Framework for “Investment Contract” Analysis of Digital Assets published by the SEC’s Strategic Hub for Innovation and Financial Technology in analyzing if a Digital Asset would be considered a security for purposes of this Policy. If the CCO determines that such Digital Asset should be considered a security, the Digital Asset will be subject to the reporting requirements of this Policy. However, since PanAgora does not trade Digital Assets for client accounts, Access Persons do not need to preclear Digital Assets prior to transacting, unless the transaction is part of an initial coin offering (“ICO”), participation in which is prohibited under this Policy.

Prohibited Transactions

PanAgora Access Persons are prohibited from entering into the following transactions:

7 The quarterly transaction certification must contain the following in order to comply with Rule 204A-1 of the Advisers Act: (i) The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved; (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (iii) The price of the security at which the transaction was effected; (iv) The name of the broker, dealer or bank with or through which the transaction was effected; and (v) The date the report is submitted.

Exhibit 3

As of January 1, 2024

•	Short Selling – Access Persons are prohibited from entering into short sale transactions in their personal accounts. This prohibition does not prevent access persons from using inverse exchange traded funds in order to obtain short exposure to a Broad Based index.
•	IPO Participation – Access Persons are prohibited from participating in IPO transactions. Participation in other types of limited offerings (such as hedge funds, private equity funds, and similar private placements) is permitted subject to pre-clearance as indicated elsewhere in this Policy.
•	Good until Cancelled Orders – Access Persons are prohibited from entering into Good Until Cancelled Orders because all pre-clearance approvals obtained under this Policy are contingent upon the execution of the transaction on the day of approval. Orders that are good until cancelled have a high probability of violating this requirement.

Required Reversals

PanAgora maintains the right to require any employee, consultant or related person of any of the foregoing to reverse, at such person’s own expense, a transaction which is deemed by PanAgora to be in conflict with this Policy.

All PanAgora Access Persons subject to this Policy will trade at their own risk, as this Policy may prevent an Access Person from disposing of an investment when desired. Violations of this Policy are subject to possible sanctions (including disgorgement of any gains), prohibitions on personal trading, and/or termination of employment or consulting arrangement. PanAgora expects all employees and consultants to comply with the spirit of this Policy as well as the specific rules contained in the Policy. All employees and consultants must report promptly to the CCO any violations of the PanAgora Personal Trading Policy of which they become aware.

This Policy is intended solely for the use of PanAgora in the management of its business and operations in compliance with applicable law. It is not intended to, and shall not under any circumstances, create any right or expectation in or on the part of any person, including without limitation any client or any interest holder in any client.

Exhibit 4

As of January 1, 2024

PANAGORA ASSET MANAGEMENT, INC.

(“PANAGORA”)

INSIDER TRADING POLICY

Governing Law: Section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10b-5 promulgated under the Exchange Act (“SEC Rule 10b-5”), Sections 204A and 206 of the Investment Advisers act of 1940, as amended (the “Advisers Act”), Rule 204A-1 of the Advisers Act, Section 21A of the Exchange Act, Section 20(a) of the Exchange Act, and Section 20(d) of the Exchange Act.

Other than a prohibition on trading ahead of customer orders, the Commodity Exchange Act (the “CEA”), Commodities Futures Trading Commission (“CFTC”) regulations, and National Futures Association (“NFA”) and exchange rules do not generally prohibit trading futures based on material, non-public information. Insider trading and other forms of trading based on material, non-public information that are violations of SEC Rule 10b-5 would also be violations of NFA Compliance Rule 2-37(a).The term “insider trading” is not defined in the federal securities law, but has developed in the case law and SEC enforcement decisions to refer to certain illegal trading while a person is in possession of material nonpublic information (referred to herein as “MNPI”, and further described below). General Rule. PanAgora and PanAgora Employees (defined below) are forbidden from engaging in, or helping others engage in, insider trading, whether for the account of PanAgora, their own accounts or any other account. More specifically, PanAgora Employees are prohibited from:

•	Trading in, or participating in any investment decision making process with respect to, securities while in possession of related MNPI;
•	Improperly communicating MNPI to others;
•	Recommending the purchase or sale of securities while in possession of related MNPI; and
•	Providing substantial assistance to someone who is engaged in any of the above activities.

In general these restrictions shall last until the MNPI has been publicly disclosed to and absorbed by the relevant trading markets. This Policy applies to any employee of PanAgora (a “PanAgora Employee” or “Employee”). In addition, the General Counsel may determine, in his/her sole discretion, that any other person who provides investment advice on behalf of PanAgora and is subject to PanAgora’s supervision or control is to be treated for purposes of this Policy no different than a PanAgora Employee, provided that such person: (i) has access to nonpublic information; or (ii) is involved in making securities recommendations to PanAgora Clients (defined as any separately managed account, pooled investment vehicle or other entity advised by PanAgora).

What is Material Nonpublic Information? Information must be both “material” and “nonpublic” for there to be insider trading liability.

“Material Information” is generally considered information for which there is a substantial likelihood that a reasonable investor would consider the information important, but not necessarily determinative, in making investment decisions, or information whose possession would be reasonably certain to have a material effect on the price of a “security” (see below).

Information is considered “nonpublic” until it has been broadly disclosed to investors in the marketplace and absorbed by trading markets. Broad disclosure may include, for example, the inclusion of the information in a report filed with the SEC, or in a publication of general circulation such as, without limitation, Dow Jones, Reuters, Bloomberg, or The Wall Street Journal.

As noted above, MNPI can relate to any company issuing securities as well as to any other confidential information, including “market information” concerning securities trading by another person.

Types of MNPI. There are several different types of MNPI that may come into the possession of a PanAgora Employee. These prominently include:

•	PanAgora’s own trading information, i.e., buy and sell recommendations, plans and open orders generated by PanAgora's investment professionals and investment models. PanAgora's general policies on confidentiality require that this information be disclosed outside the firm only in connection with actual orders or otherwise on a need-to-know basis.

•	Information that comes to a PanAgora Employee through fiduciary relationships or relationships of trust and confidence, such as directorships, consulting relationships and certain business relationships. In general, PanAgora does not use consultants which may provide or purport to provide MNPI. Also, PanAgora does not generally expect to receive confidential information of any sort from the dealers and brokers with whom it trades. Notwithstanding the foregoing, there may be situations in which information communicated by a consultant or a dealer might be regarded as having been communicated in trust and confidence under the particular circumstances of the communication, including claims of confidentiality made by the communicating party or circumstances under which the communication could be characterized as a “tip”. If a PanAgora Employee has any concern that information may have been received in a communication that might be regarded as MNPI, whether in knowing breach of a duty of trust or confidence or not, the Employee should immediately review the matter with PanAgora’s General Counsel.

•	In the context of a PanAgora Employee’s trading for his or her own account, it is also possible that the PanAgora Employee will encounter MNPI. Trading on the basis of this information is prohibited. See also PanAgora’s Personal Trading Policy. The inappropriate disclosure of such information is also prohibited, both under applicable law and, in the case of information of which you were aware as a result of your association with PanAgora, by the confidentiality agreements between PanAgora and each PanAgora Employee.

Types of Insider Trading. Insider trading law has developed well beyond imposing liability only on true corporate insiders. Because of this complicated development, it is necessary to understand the different types of insider trading.

“Classic” Insider Trading. In the classic case, true corporate insiders (officers, directors, controlling shareholders) who are in possession of MNPI commit insider trading when they breach their duty to either publicly disclose that information or refrain from trading. The classic case also reaches “temporary insiders” who are lawyers, investment bankers, accountants and other persons who enjoy a confidential relationship with an issuer. PanAgora would be considered a temporary insider of an entity it advises or for which it performs other services, because PanAgora Clients expect PanAgora to keep any information disclosed to it confidential.

Liability for Tippers and Tippees. Growing out of the classic theory is the concept of insider trading liability for “tippers” - insiders who communicate MNPI, directly or indirectly through a chain of tips, to others who trade (friends, relations, business associates, “ring” members, etc.) - and “tippees” - persons who know or should know that they have received an improper tip, directly or through a chain of tips.

Misappropriation. In addition to the classic theory, the other major theory of insider trading is misappropriation. Under this theory, trades by any person who breaches a duty of trust or confidence in obtaining MNPI or in trading, or who knows or should know that information constituting MNPI has been communicated to him or her directly or indirectly through a chain, as a result of a breach of someone else’s duty of trust or confidence, constitute insider trading.

It is important to note that, under the misappropriation theory, the MNPI in question does not need to be from, or concern, an issuer of securities. The information can relate to steps taken or planned by a third party. Thus, confidential information about another person’s trading plans for the issuer's security (often referred to as “market information”) or plans to propose a merger transaction to the issuer can constitute MNPI even though the issuer itself is not aware of the information.

The Special Case of Tender Offers. Nonpublic information about a proposed or pending tender offer represents an especially sensitive category of market information. Trading while in possession of MNPI concerning a tender offer where the trader knows or has reason to know that the information is nonpublic and has come directly or indirectly from the target, bidder or their directors, officers or certain other agents, can be a violation of law even in the absence of a breach of duty. Such violations are commonly thought of as a form of insider trading but are in fact dealt with separately in another section of related law (Section 14(e) of the Exchange Act and Rule 14e-3 thereunder).

What Instruments are Covered by the Prohibition on Insider Trading? Traditionally, insider trading law applies to all transactions in “securities,” including stocks, bonds and warrants issued by both public companies and private companies (“issuers”). The law has been extended to apply to any purchase or sale of a put, call, straddle, option, privilege or security-based swap agreement with respect to a security, regardless of whether the issuer is a party to such derivative position. At least one court has held that security-based swap agreements can include certain credit default swaps.

Certain types of derivatives, including futures and “swaps” (as opposed to “security-based swaps”), are regulated by the CFTC under the CEA. This would include, for example, futures and swaps referencing physical commodities, indices, interest rates, or foreign currencies. While the

CEA contains specific prohibitions on willful deception, it has traditionally placed less emphasis on the prohibition of insider trading in favor of price discovery in the market. Importantly, however, the Dodd-Frank Act of 2010 calls for more coordinated regulation of the different financial instruments regulated by the SEC and the CFTC and establishes general anti-fraud principles which may come to be applied more broadly to all or a portion of the range of financial instruments in which PanAgora may invest.

PanAgora seeks to avoid association with insider trading under existing or potentially emerging law. For this reason, references to “security” in this policy are deemed to refer to all financial instruments in which PanAgora trades, including, for example, swaps, etc.

What are the Potential Penalties for Insider Trading? Penalties for trading on the basis of MNPI or communicating the same to another party in violation of applicable laws are severe, for both individuals and their employers (like PanAgora) involved in such unlawful conduct. Persons may be subject to some or all of the penalties below, even if they may not personally benefit from the violation. Such penalties are in addition to significant reputational damage to individuals and their employers that can arise from mere allegations of such violations. Penalties may include:

•	civil injunctions (such as a lifetime bar from the investment industry for individuals and their employers);
•	disgorgement of profits;
•	jail sentences;
•	fines for persons who committed the violations of up to three times the profit gained or loss avoided; and
•	fines for the employer or other “controlling person” of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Procedures to Implement PanAgora's Insider Trading Policy. The following procedures have been established to aid in detecting and preventing insider trading. All PanAgora Employees must follow these procedures or potentially risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.

•	Disclosure of All Relevant Fiduciary Relationships, PanAgora Employees must disclose positions as directors or trustees of any entities. The Chief Compliance Officer, consulting with the General Counsel, will consider whether any such service by a PanAgora Employee shall require the securities of any entity to be added to the “Restricted List” (see below).

•	Report of Possible Receipt of MNPI. PanAgora Employees who believe that they may have received MNPI shall, in addition to refraining from trading in the related securities, immediately notify the Chief Compliance Officer and/or General Counsel of such receipt and otherwise refrain from disseminating such information within or outside the firm.

•	Requirement to “Ask First.” As noted above, there can be difficult judgment calls in the area of insider trading, including with respect to the questions of whether information is material and nonpublic, and whether it has been received, directly or indirectly, in breach of a duty of trust or confidence. Given the complexity of the issues in this area, PanAgora has adopted a procedure of “Ask First”: if a PanAgora Employee has any question as to the propriety of any possible action that can be construed as a violation of the rules regarding insider trading, such question must first be discussed with PanAgora's General Counsel and no one else except those persons expressly designated by the General Counsel before engaging in any conduct which may result in a violation of laws or PanAgora policies governing insider trading.

•	Evaluation of Possible MNPI by the General Counsel. The General Counsel shall consider whether potential MNPI received by a PanAgora Employee is in fact material and nonpublic, in light of the standards described above, and may have been communicated in breach of a duty of trust or confidence or through a chain of communications involving such a breach.

In the event that the General Counsel believes that a PanAgora Employee has received MNPI in breach of a duty of trust or confidence or through a chain of communications involving such a breach, the General Counsel shall:

•	Restriction on Trading. Immediately instruct the relevant PanAgora Employees not to purchase or sell related securities on behalf of PanAgora, any client of PanAgora or any other person, including themselves, until the General Counsel instructs otherwise.

•	Restriction on Communication. Immediately instruct the relevant PanAgora Employees not to communicate the information to any person inside or outside PanAgora, until the General Counsel instructs otherwise.

•	Restricted List. Place the related securities on the “Restricted List”. The Chief Compliance Officer will establish and maintain an up-to-date restricted list of securities in which neither PanAgora transactions nor personal transactions of PanAgora and Employees will be maintained (the “Restricted List”). In general, the Restricted List will include entities about which PanAgora possesses MNPI. Securities on the Restricted List shall be held in strict confidence by persons within PanAgora knowing the contents of the Restricted List and shall not be disclosed under any circumstances to persons outside of PanAgora. The presence of a security on the Restricted List shall be disclosed within PanAgora only on a need-to-know basis in connection with placement of PanAgora trades through the trading desk or preclearance of personal trades.

•	Restricted Access to MNPI. MNPI in a PanAgora Employee’s possession other than information originating within PanAgora may not be communicated to anyone, including persons within PanAgora (except as provided above). Additionally, care should be taken that such information is kept secure. For example, where appropriate, physical files containing MNPI should be sealed, and access to computer files containing MNPI should be encrypted, password protected or otherwise protected, secured and restricted.

•	MNPI Not Sought. PanAgora does not and PanAgora Employees shall not, seek to obtain MNPI. Information should never be sought under circumstances which would result in breaches of a confidence or other fiduciary relationships or relationship of trust or confidence. Information obtained as a result of ordinary investment analysis, including direct inquiry of persons authorized to speak to investors on behalf of a corporate or government issuer, generally is not presumed to involve a breach of trust or confidence. However, if PanAgora Employees have any doubt about the circumstances or substance of any communication, they should promptly discuss the matter with the General Counsel before taking action.

Further, PanAgora does not, and PanAgora Employees shall not, allocate brokerage with a view to receiving MNPI.

•	Consultant Use. Any arrangement to obtain information from a third-party providing investment analysis that is not generally available to market participants for a fee must first be approved by the General Counsel. The General Counsel will evaluate the proposed consultant’s sources and methods for obtaining information in deciding whether to approve the arrangement. Notwithstanding any such approval, PanAgora Employees shall continue to evaluate any information received from consultants and refer any questions concerning possible receipt of MNPI to the General Counsel.

•	Alternative Data. As a quantitative asset manager, the primary input to PanAgora’s research process is data procured from third parties. The risk of violation of this Policy stemming from the use of conventional data, such as security reference, pricing and fundamental data, is low. However, the emerging use of so-called “alternative data” by PanAgora and other investment advisers introduces additional risk. Notably, risk may be introduced where providers of alternative data do so without compliance policies and procedures that are reasonably designed to ensure that data does not contain MNPI or violate contractual or other legal obligations. In response to this heightened risk, PanAgora has established a diligence process that shall be applied to certain data providers that the firm may do business with. Any investment professional that wishes to subscribe to a new data service, must consult with PanAgora’s legal and compliance department to ensure that any required diligence can be performed prior to use of such data.

•	Professional Standards of Conduct. PanAgora procedures for handling MNPI are rooted in PanAgora’s general standards for professional and ethical conduct. These standards dictate for example, that sensitive PanAgora business, of any type, should not be discussed in public places, such as elevators, trains and/or airplanes, where it might be overheard.

•	Other Procedures. From time to time, if appropriate, the General Counsel may designate specific procedures to be followed in connection with the handling of certain information, including the use of code names for sensitive projects, special document controls, and procedures for outside contacts and third-party confidentiality.

This Policy is intended solely for the use of PanAgora in the management of its business and operations in compliance with applicable law. It is not intended to, and shall not under any circumstances, create any right or expectation in or on the part of any person, including without limitation any client or any interest holder in any client.

Exhibit 5

As of January 1, 2024

PanAgora Asset Management, Inc. (“PanAgora”)
Gifts and Entertainment Policy

Gifts Policy

No “PanAgora Individual” (defined as employees and certain consultants of PanAgora) shall accept anything of material value1 from any broker-dealer, financial institution, corporation or other entity, any existing or prospective supplier of goods or services with a business relationship to PanAgora, any Client, prospective Client, investor or prospective investor in any PanAgora Client, or any company or other entity whose securities are held in or are being considered as investments for any other PanAgora Client accounts. The term “Client” refers to any separately managed account or investment fund for which PanAgora is the investment manager or investment adviser. Included are gifts, favors, preferential treatment, special arrangements, or access to special events. Also, gifts may not be so frequent that they could reasonably be regarded by others as improper or comprising a pattern of gifts.

This is intended to be a statement of general principle. While more specific guidelines are set out below, those guidelines should be read and applied in a manner consistent with this general principle.

Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona-fide travel costs for certain legitimate business purposes. However the availability of these exceptions is limited and is dependent on the relevant facts and circumstances.

Civil and criminal penalties for violating the FCPA can be severe. PanAgora Individuals must comply with the spirit and the letter of the FCPA at all times. The provisions of this Policy are designed to ensure compliance with the FCPA and similar laws.

Gifts to a PanAgora Individual May Not Exceed $100. A PanAgora Individual may not accept gifts exceeding $100 in value or with an aggregate value of more than $100 in any year from any one source, i.e., individual, entity or firm doing business or seeking to do business with PanAgora (a “Service Provider”). Any PanAgora Individual who is offered or receives an item exceeding $100 in value by a Service Provider is prohibited from accepting such gift and must report the details to the CCO, and, if necessary, return the gift. Please note: Any entertainment event where the host is not in attendance is treated as a gift and is subject to the $100 per year limit and per source limit.

1 While this reference to anything “of material value” is broadly intended to refer to a tangible gift, it is intentionally broad in that this policy is intended to refer to anything of material value that may be conveyed to a PanAgora employee or to a third party. For example, this could refer to a loan granted on more favorable terms than available in the market or to access to preferable brokerage terms. When in doubt as to whether an arrangement could be construed as a gift under this policy, please consult PanAgora’s CCO or a member of the compliance or legal team.

Gifts Must be Reported. Any PanAgora Individual who is offered or receives a gift exceeding $100 in value from a Service Provider must report the item to the CCO or his designee for return and record keeping. Any PanAgora Individual who receives a gift below the $100 threshold must report the item in the ECM system as soon as practicable, but no later than 20 business days following receipt; provided, however, that no reporting is required for de minimis gifts below $25 in value. Compliance will monitor to ensure that PanAgora Individuals are not in receipt of gifts that in total exceed the $100 threshold from a single source in a year. Failure to report a gift will be treated as a violation of the Code of Ethics.

Gifts to a Department/Group May Not Exceed $250. Gifts that are comprised of items such as cookies, candies, fruit or other items typically shared among a department/group may be accepted if:

(i)	The value of such gift is reasonably thought to be $250 or less: and
(ii)	Such gift is in fact put in a central location so that it may be shared by all personnel of PanAgora or a department or group thereof (e.g., the trading group, operations group, the IT group, etc.).

No Gifts May be Given to Clients, Potential Clients, Investors or Potential Investors in Clients without Pre-Approval. To ensure that any PanAgora gifts given by a PanAgora Individual, in his or her capacity as such, are appropriate, and not in violation of the FCPA and other similar laws, all gifts to be given to any Client, potential client, investor or potential investor in any fund or other investment vehicle managed by PanAgora must receive prior written approval of the CCO or the designee thereof. Additionally, copies of all receipts for such gifts must be submitted to the CCO, who shall maintain a log and shall record such gifts in the books and records of PanAgora.

Gifts to Service Providers. With respect to the giving of gifts to any Service Provider, any PanAgora Individual who desires to offer or give a gift exceeding $100 in value must obtain prior written approval from the CCO. Any PanAgora Individual who desires to offer or give a gift below the $100 threshold must report the item in the ECM system as soon as practicable, but no later than 20 business days following the giving of such gift; provided, however, that no reporting is required for de minimis gifts below $25 in value.

Any entertainment event provided to or given by a PanAgora Individual where the host is not in attendance is treated as a gift and is subject to the $100 per year per source limit detailed above.

Entertainment Policy

Entertainment may not be accepted by a PanAgora Individual (or family member or friend thereof, in such capacity) from any Service Provider if such entertainment would cause, or reasonably could be viewed as having the likely effect of causing, the PanAgora Individual to act in a manner inconsistent with the best interests of PanAgora or any Client of PanAgora. PanAgora’s Entertainment Policy is designed to permit reasonable, ordinary business entertainment, but prohibit any events which may be perceived as extravagant or involving lavish expenditures.

This is intended to be a statement of general principle. While more specific guidelines are set out below, those guidelines should be read and applied in a manner consistent with this general principle.

Definition of Entertainment. Typically, entertainment involves a PanAgora Individual’s attendance (and/or the attendance of one or more of the PanAgora Individual’s family members or friends) at a sporting, cultural, social or other event with a representative of a Service Provider. Thus, for example, attending a baseball game with an employee of a Service Provider or being taken out to dinner by an employee of a Service Provider would each constitute “entertainment”. Please Note: tickets, dinners and other similar items will be considered a “gift” (and not “entertainment”) if a representative of the Service Provider will not be accompanying the PanAgora Individual to the event. Please consult the Gifts Policy with respect to limitations on gifts.

Permissible Entertainment. In general, entertainment that is customary, reasonable occasional and appropriate will be permitted, provided that it is appropriate for the business relationship that is intended to be furthered by the entertainment. Any PanAgora Individual attending any gatherings or entertainment event must disclose a meal or entertainment to Compliance in the ECM system within 20 business days of the event. Failure to report entertainment will be treated as a violation of the Code of Ethics.

Entertainment Requiring Reporting. Occasional lunches, dinners, cocktail parties, or comparable gatherings conducted for business purposes are permitted without pre-clearance. For example, occasional attendance at group functions sponsored by sell-side firms or related Service Providers is permitted where the function relates to investments or other business activity. Attendance must be reported to Compliance, although it may be after the fact, and should be as soon as reasonably practicable with receipts, when possible, or good faith estimates, otherwise. Occasional attendance at these functions is not required to be counted against the limits described below. Meals and entertainment that are part of the regular program at an investment conference (i.e., open to all participants) are not subject to the limits. Meals that are part of a meeting and/or a conference do not require reporting. In the discretion of the CCO, the CCO may assign a value to seminar/conference-related meals equal to a reasonable estimate of their value, as it is generally impractical to obtain from the Service Provider a per-head breakdown of costs and expenses.

Other entertainment events, such as, sporting events, theater, movies, concerts, or other forms of entertainment conducted for business purposes, are permitted only under the following conditions:

a)	The host must be present for the event.

b)	The value of the entertainment event provided to the PanAgora Individual may not exceed $300 (per participating individual), not including the value of any meals that may be provided to the PanAgora Individual before or after the event. If the value of the entertainment provided exceeds the $300 limit, the event must be pre-cleared by a member of PanAgora’s compliance department in advance.

Entertainment Source Limitations. A PanAgora Individual may not accept entertainment events under this provision more than six times a year and not more than two times in any year from any single source.

Exceptions. All exceptions must be approved in advance by written request to the CCO.

No Entertainment May be Provided to Clients, Potential Clients, Investors or Potential Investors in Clients without Pre-Approval. Because the provision of entertainment would likely constitute “things of value” under FCPA and similar laws, all entertainment provided to any Client, potential client, investor or potential investor in any fund or other investment vehicle managed by PanAgora must receive prior written approval of the CCO or the designee thereof. Additionally, copies of all receipts from such events must be submitted to the CCO, who shall maintain a log and shall record such events in the books and records of PanAgora.

Specific Prohibitions.

1. Any entertainment event attendance which would reflect badly on PanAgora as a firm of the highest fiduciary and ethical standards. For example, events involving adult entertainment or gambling must be avoided;

2. PanAgora must pay directly (or reimburse the sponsor) for the cost of any travel or lodging, and, in some cases, reasonable out-of-pocket costs for meals when entertainment involves travel such as attendance at a seminar or conference, and a PanAgora Individual must get approval to attend from their superviser in advance. Non-reimbursed payment by a third party of the cost of transportation to a location outside the PanAgora Individual’s metropolitan area, lodging while in another location, and any meals not specifically approved by the CCO, are prohibited; and

3. No PanAgora Individual may solicit any gift or entertainment from any person, even if the gift or entertainment, if unsolicited, would be permitted.

When in Doubt – Check with Compliance. As with any of the provisions of PanAgora’s Code of Ethics, a sincere belief by the PanAgora Individual that he/she was acting in accordance with the requirements of this Policy will not satisfy his/her obligations under the Policy. Therefore, a PanAgora Individual who is in doubt concerning the propriety of any gift or entertainment should seek a prior written determination from the CCO.

This Policy is intended solely for the use of PanAgora in the management of its business and operations in compliance with applicable law. It is not intended to, and shall not under any circumstances, create any right or expectation in or on the part of any person, including without limitation any client or any interest holder in any client.

Exhibit 6

As of January 1, 2024

PanAgora Asset Management, Inc. (“PanAgora”)
Political Contribution Policy

Overview

Rule 206(4)-5 of the Investment Advisers Act of 1940 (the “Rule”) prohibits an investment adviser, among other things, from receiving compensation for providing advisory services to a Government Entity (as defined below) for two years after the adviser or its employees make a Contribution (as defined below) to certain elected officials or candidates of such entity. Contributions to certain elected officials or candidates for political office made by PanAgora or its employees may affect PanAgora’s ability to provide investment advisory services for compensation to Government Entity clients, including pension plans and employees, in certain jurisdictions.

The Rule may also affect PanAgora’s ability to provide investment advisory services for compensation if PanAgora or any of its Covered Associates (as defined below) coordinates or solicits any person or political action committee (PAC) to make any Contribution to an “Official” (defined as any person who is a holder of, or a candidate or successful candidate for, elective office of any Government Entity) to whom PanAgora is providing or seeking to provide investment advisory services, or to a political party.

Under the Rule, a “Covered Associate” of an investment adviser is defined as: (i) any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) any employee who communicates, directly or indirectly, with a Government Entity on behalf of PanAgora for the purpose of obtaining or retaining advisory services , and any person who supervises, directly or indirectly, such employee; and (iii) any political action committee controlled by the investment adviser or by any of its Covered Associates. For purposes of this Policy, the Chief Compliance Officer may designate one or more individuals as “Covered Associates” if such individuals’ current or contemplated activities on behalf of PanAgora are reasonably likely to cause him or her to become a “Covered Associate.” PanAgora reserves the right to exclude from the definition of “Covered Associate” any individual it determines not to be a “covered association” within the meaning of the Rule.

Under the Rule, a “Contribution” is any gift, subscription, loan, advance or deposit of money or anything of value1 made for (i) The purpose of influencing any election for Federal, State or local office; (ii) Payment of debt incurred in connection with any such election; or (iii) Transition or inaugural expenses of the successful candidate for State or local office.

Under the Rule, a “Government Entity” is any State or political subdivision of a State, including: (i) Any agency, authority, or instrumentality of the State or political subdivision; (ii) A pool of assets sponsored or established by the State or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code (26 U.S.C. 414(j)), or a State general fund; (iii) A plan or program of a government entity; and (iv) Officers, agents, or employees of the State or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

1 This shall include, for example, volunteer work or hosting an event for an Official of a Government Entity. For the avoidance of doubt, any paid or volunteer work to assist an Official or Government Entity shall constitute a contribution subject to preclearance under this Policy.

The Rule does not apply to Contributions of $350 or less, per election, to any Government Entity for whom the contributor is allowed to vote, or to Contributions of $150 or less, per election to any other Government Entity. Such de minimis thresholds will generally be available to any PanAgora employee seeking pre-clearance under this Policy.

Policy

Corporate Contributions

PanAgora will not make corporate Contributions that are prohibited under applicable law. In addition to complying with applicable law, the Chief Compliance Officer must approve, in advance, any proposed Contribution by PanAgora.

To ensure that PanAgora is in compliance with these laws and as a matter of policy, all employees must comply with the following requirements:

•	No corporate assets (including the PanAgora name), funds, facilities, or personnel may be used to benefit any candidate, campaign, political party, or political committee, including in connection with a fundraiser, without prior approval by the Chief Compliance Officer or his designee.

•	If employees anticipate causing any corporate funds or assets (such as corporate facilities or personnel) to be used in connection with their volunteer activity, they must obtain pre-approval, as described above.

•	Employees should not seek or approve reimbursement from PanAgora for any Contribution expenses without fully understanding these requirements. Any Contribution for which an employee seeks reimbursement from PanAgora is considered a Contribution by PanAgora and is subject to these requirements.

Employee Contributions

If an employee chooses to participate in the political process, he or she must do so as an individual, not as a representative of PanAgora.

Prior to making any Contribution to an elected official, a candidate for office, a political party or a PAC, all employees of PanAgora must seek prior approval from PanAgora’s Chief Compliance Officer. This policy and preclearance requirement also apply to contributions made by any immediate family member (i.e. spouse, child, sibling, parent) of a PanAgora employee who resides in the same household as the employee.

For any jurisdiction, in no case shall an employee of PanAgora direct a Contribution of a family member or use other means to indirectly make a Contribution requiring pre-clearance under this Policy if made directly by the employee. Furthermore, Covered Associates may not coordinate or solicit Contributions by other persons or PACs to Officials of Government Entities, and may not direct other individuals, including PanAgora employees, to make Contributions that would be prohibited under this Policy.

Other Provisions

In addition to the pre-clearance requirements noted above:

•	Prior to their retention, any person who is hired by PanAgora must disclose all political contributions made in the past two years that fall under the purview of this Policy. All employees will be asked to regularly certify as to their compliance with this Policy.
•	In addition to the above disclosure, PanAgora shall require regular certifications to be made by all employees as to their compliance with this Policy.
•	With respect to any political contributions made in violation of this Policy, PanAgora’s Chief Compliance Officer shall have the right to request that an employee request a refund of the amount contributed in order to allow PanAgora to rely on the Rule’s so-called “Returned Contribution” exemption.
•	The CCO shall maintain a log of all violations of this Policy, including any remedial actions taken. This and all other recordkeeping requirements of the Rule are addressed in PanAgora’s Record Retention Policy contained in the firm’s Compliance Manual.

While the general topic of using third-party solicitors is covered by a separate compliance policy, the proposed use of a non-affiliated third-party solicitor or placement agent by PanAgora to solicit government business on behalf of PanAgora must be approved in advance by PanAgora’s Chief Compliance Officer.

Gifts to Public Officials

Employees must obtain pre-approval from the Chief Compliance Officer prior to providing any gift, including meals, entertainment, transportation and lodging, to any Official or employee of a Government Entity. There are certain de minimis exceptions for business meals and entertainment provided to Officials or employees of a Government Entity in connection with PanAgora’s business. These exceptions to the pre-clearance requirement do not apply to any gift that is intended, or that may be perceived to be intended, to influence any election for federal, state or local office, to defray the expenses or retire the debt of any election campaign, or to pay for inaugural expenses.

This Policy is intended solely for the use of PanAgora in the management of its business and operations in compliance with applicable law. It is not intended to, and shall not under any circumstances, create any right or expectation in or on the part of any person, including without limitation any client or any interest holder in any client.